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                                                                   EXHIBIT 11.01

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Ratio of Earnings to Fixed Charges


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
                                           Period from March 28, 1995
                                                   (Inception) to             Year ended December 31,           Three months ended
                                                 December 31, 1995       1996            1997            1998      March 31,1999
                                           ---------------------------------------------------------------------------------------
Net Loss                                             $  (2,756)      $ (24,513)      $ (55,717)      $(144,179)      $ (18,124)
Plus fixed charges:
     Interest expense including amortization of             --             179           1,205           1,356           2,296
     debt issuance costs
     Assumed interest element included in
      rent expense                                          33             200             415           1,198             244
                                           ---------------------------------------------------------------------------------------
 Adjusted (loss)                                        (2,723)        (24,134)        (54,097)       (141,625)        (15,584)

 Fixed charges                                              33             379           1,620           2,554           2,540
                                           ---------------------------------------------------------------------------------------

 Deficiency of earnings available to
   cover fixed charges                               $  (2,756)      $ (24,513)      $ (55,717)      $(144,179)      $ (18,124)
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